Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Release May 14, 2008
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., May 14, 2008 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today first quarter net income of $1,054,000 ($0.25 earnings per share) compared to $1,259,000 ($0.29 earnings per share) for the first quarter of 2007. First quarter 2007 earnings benefited from a recovery of $441,000.00 on loans which had been charged off in 2002. As a result of the recovery, the Company recorded a credit for loan losses of $370,000 compared to a provision of $0 in the first quarter of 2008. Income before taxes of $1,311,000 for 2008 would compare to $1,291,000 for 2007, after eliminating the provision adjustment of $370,000 due to the extraordinary recovery.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the May 13, 2008 meeting of the Board of Directors. The dividend is payable on June 4, 2008 to stockholders of record at the close of business on May 24, 2008.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.